Exhibit 10.1

April 28, 2014

Mr. Morris Goldfarb

21 Fairway Drive

Mamaroneck, New York 10543

Dear Mr. Goldfarb:

This letter agreement, when executed by you, shall, subject to the approval of the Company’s stockholders during 2014, constitute an amendment to the Employment Agreement (the “Agreement”), dated February 1, 1994, as amended, between G-III Apparel Group, Ltd. (the “Company”) and you.

The Company and you hereby agree that Section 4a of the Agreement shall be amended and restated as follows:

a.        Bonus from Pre-Tax Income. The Executive shall be entitled to receive, as additional compensation, an annual cash bonus determined by the Compensation Committee with respect to each fiscal year of the Company commencing with the fiscal year ending January 31, 2015. The Compensation Committee shall determine the amount of such cash bonus annually for a fiscal year by comparing actual Pre-Tax Income (as hereinafter defined) for such fiscal year (“Actual Pre-Tax Income”), as reflected in the Company’s audited financial statements for such fiscal year, to forecasted Pre-Tax Income as set forth in a fiscal year forecast that is intended to be communicated to the public and is approved by the Board of Directors and/or Audit Committee of the Board no later than ninety (90) days after the commencement of such fiscal year (such forecasted Pre-Tax Income amount, the “Approved Forecast”). The annual cash bonus shall be payable no later than seventy-five (75) days after the end of such fiscal year.

If Actual Pre-Tax Income for a fiscal year equals or exceeds the Approved Forecast, the annual cash bonus payable to the Executive, not to exceed one and one-half times the target annual cash bonus for such year based on the forecasted Pre-Tax Income included in the Approved Forecast, shall be determined by the Compensation Committee in accordance with the following table:

Morris Goldfarb

April 28, 2014

Actual Pre-Tax Income Exceeds Approved Forecast by	Cash Bonus
0-15%	6% of Actual Pre-Tax Income in excess of $2 million

15-30%	6% of Actual Pre-Tax Income in excess of $2 million plus 2% of the portion of Actual Pre-Tax Income that is more than 15% and up to 30% in excess of the Approved Forecast

More than 30%	The bonus determined pursuant to the preceding row, plus 4% of the portion of Actual Pre-Tax Income that is more than 30% in excess of the Approved Forecast

If Actual Pre-Tax Income for a fiscal year is less than the Approved Forecast, the annual cash bonus payable to the Executive, if any, shall be determined by the Compensation Committee in accordance with the following table:

Actual Pre-Tax Income is Less Than Approved Forecast by	Cash Bonus
15% or less	6% of Actual Pre-Tax Income in excess of $2 million

15-30%	6% of Actual Pre-Tax Income in excess of $2 million minus 2% of the portion of Actual Pre-Tax Income that is more than 15% and up to 30% lower than the Approved Forecast

More than 30%	The bonus amount determined pursuant to the preceding row, minus 4% of the portion of Actual Pre-Tax Income that is more than 30% lower than the Approved Forecast, but not less than zero.

The Compensation Committee may equitably adjust the percentages in the “Cash Bonus” columns of the two tables set forth above downward, but not upward, in the event that the Company, subsequent to January 31, 2014, issues (i) shares of the Company’s common stock, or (ii) securities convertible into the Company’s common stock or warrants, options or other securities exercisable for the Company’s common stock, that if converted or exercised would result in an increase in the weighted average number of shares of common stock outstanding for purposes of determining the Company’s net income per share, other than, in either case, as a result of equity compensation awards approved by the Compensation Committee or structural changes affecting the structure of the Company’s capitalization as a whole, such as a stock split, reverse stock split or dividend paid in common stock.

Morris Goldfarb

April 28, 2014

The Company and you hereby agree that Section 4b of the Agreement shall be amended and restated as follows:

b.        Pre-Tax Income Defined. The term “Pre-Tax Income” as used in this Agreement (1) for purposes of determining Actual Pre-Tax Income shall mean the income attributable to the Company and its subsidiaries, as reported in the consolidated financial statements of the Company audited by the Company’s independent registered public accounting firm, plus the sum of (i) the income taxes set forth in such financial statements and (ii) the amount of the bonus payable pursuant to Section 4a; provided, however that Pre-Tax Income shall be determined without regard to any extraordinary item, as such term is used in generally accepted accounting principles and (2) for purposes of the Approved Forecast, good faith projections of such amount prepared by the Company and approved by the Board of Directors or Audit Committee thereof.

The Company and you hereby agree that Section 4c of the Agreement shall be amended by deleting the first four sentences thereof.

This Letter Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission, or in “PDF” format circulated by electronic means, shall be deemed to be an original signature hereto.

Except as modified herein, all terms and provisions of the Agreement continue in full force and effect. If the foregoing accurately sets forth our agreement, please execute this letter and return it to the undersigned.

Very truly yours,

G-III APPAREL GROUP, LTD.

By:	/s/ Wayne S. Miller
Name: Wayne S. Miller
Title: Chief Operating Officer

Accepted and agreed to:

/s/ Morris Goldfarb
Morris Goldfarb